Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-179889

March 5, 2012

March 5, 2012

Koninklijke Philips Electronics N.V.

USD 1,000,000,000 3.750%

Notes due 2022

Term sheet

Issuer:	Koninklijke Philips Electronics N.V.

Security:	3.750% Notes due 2022

Size:	$1,000,000,000

Underwriters’ Discount:	0.45%

Maturity Date:	March 15, 2022

Coupon:	3.750%

Interest Payment Dates:	Interest on the Notes will be paid semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2012

Price to Public:	99.545% of principal amount

Benchmark Treasury:	CT10 2.000% due 02/15/2022

Benchmark Treasury Price:	99.30+

Benchmark Treasury Yield:	2.005%

Spread to Benchmark Treasury:	+180 bps

Yield:	3.805%

Make-whole call:	Treasury Rate (as defined in the Preliminary Prospectus for the Notes) +30 bps

Expected Settlement Date:	March 9, 2012

CUSIP:	500472 AF2

ISIN:	US500472AF27

Anticipated Ratings:	A3 with negative outlook by Moody’s Investors Service

A- with negative outlook by Standard & Poor’s Rating Service

Joint Book-Running Managers:	Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Co-Managers Senior:	Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers Junior:	BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Standard Chartered Bank

Note on Rating Information: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by the issuer and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information. Each rating should be evaluated independently of any other rating.

Note on Settlement: It is expected that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fourth day following the date of the pricing of the notes (such settlement cycle being herein referred to as “T+4”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next business day should consult their own advisors.

Note on Certain Netherlands Tax Considerations: Certain Netherlands tax considerations that may be relevant to you if you invest in the notes are described in “Taxation-Netherlands Taxation” in the Prospectus to which this term sheet relates, except that you should disregard the second and fourth bullet points under the heading “Gift tax or inheritance tax”.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

March 5, 2012

Koninklijke Philips Electronics N.V.

USD 500,000,000 5.000% Notes due 2042

Term sheet

Issuer:	Koninklijke Philips Electronics N.V.

Security:	5.000% Notes due 2042

Size:	$500,000,000

Underwriters’ Discount:	0.875%

Maturity Date:	March 15, 2042

Coupon:	5.000%

Interest Payment Dates:	Interest on the Notes will be paid semi-annually in arrears on March 15 and September 15 of each year, commencing on September 15, 2012

Price to Public:	97.839% of principal amount

Benchmark Treasury:	CT30 3.125% due 11/15/2041

Benchmark Treasury Price:	99.21+

Benchmark Treasury Yield:	3.142%

Spread to Benchmark Treasury:	+200 bps

Yield:	5.142%

Make-whole call:	Treasury Rate (as defined in the Preliminary Prospectus for the Notes) +30 bps

Expected Settlement Date:	March 9, 2012

CUSIP:	500472 AE5

ISIN:	US500472AE51

Anticipated Ratings:	A3 with negative outlook by Moody’s Investors Service

A- with negative outlook by Standard & Poor’s Rating Service

Joint Book-Running Managers:	Deutsche Bank Securities Inc.

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Co-Managers Senior:	Credit Suisse Securities (USA) LLC

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Co-Managers Junior:	BNP Paribas Securities Corp.

Citigroup Global Markets Inc.

ING Financial Markets LLC

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

Rabo Securities USA, Inc.

RBS Securities Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

Standard Chartered Bank

Note on Rating Information: Ratings are not a recommendation to purchase, hold or sell notes, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The ratings are based upon current information furnished to the rating agencies by the issuer and information obtained by the rating agencies from other sources. The ratings are only accurate as of the date thereof and may be changed, superseded or withdrawn as a result of changes in, or unavailability of, such information. Each rating should be evaluated independently of any other rating.

Note on Settlement: It is expected that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fourth day following the date of the pricing of the notes (such settlement cycle being herein referred to as “T+4”). Trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the third business day before the delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next business day should consult their own advisors.

Note on Certain Netherlands Tax Considerations: Certain Netherlands tax considerations that may be relevant to you if you invest in the notes are described in “Taxation-Netherlands Taxation” in the Prospectus to which this term sheet relates, except that you should disregard the second and fourth bullet points under the heading “Gift tax or inheritance tax”.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank Securities Inc. toll free at 1-800-503-4611, HSBC Securities (USA) Inc. toll free at 1-866-811-8049 or J.P. Morgan Securities LLC collect at 1-212-834-4533.